FIRST AMENDMENT
to the
RULE 22c-2 SHAREHOLDER INFORMATION AGREEMENT

This First Amendment (this "Amendment") is to the Rule 22c-2 Shareholder Information Agreement entered into as of April 16, 2007 (the "Agreement"), by and between MFS Fund Distributors, Inc. ("MFD") and Principal Life Insurance Company ("Intermediary"), and is effective as of November 1, 2011.

The parties hereby agree as follows:

1.     Principal National Life Insurance Company shall be an additional party to the Agreement. All references in the Agreement to the "Intermediary" shall mean Principal National Life Insurance Company and/or Principal Life Insurance Company, as applicable.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date and year first above written.

MFS FUND DISTRIBUTORS, INC.	PRINCIPAL LIFE INSURANCE COMPANY

/s/ Michael Keenan	/s/ Sara Wiener
By: ____________________________	By: ____________________________
Name: Michael Keenan	Name: Sara Wiener
Title: Senior Managing Director	Title Director - Life Product Mgmt

PRINCIPAL NATIONAL LIFE INSURANCE COMPANY

/s/ Sara Wiener
By: ____________________________
Name: Sara Wiener
Title Director - Life Product Mgmt